Executive Copy


                              NON-COMPETE AGREEMENT


This AGREEMENT (the "Agreement"), dated as of November 13, 1998, by and among Key Energy Group, Inc., a Maryland corporation ("Parent"), and James J. Byerlotzer ("Mr. Byerlotzer").

WHEREAS, Mr. Byerlotzer previously held the position of Senior Vice President and Chief Operating Officer of Dawson Production Services, Inc., a Texas corporation (the "Company");

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of August 11, 1998, by and among Parent, Midland Acquisition Corp., a New Jersey corporation (the "Purchaser"), and the Company (the "Merger Agreement"), at the Effective Time (as defined in the Merger Agreement) the Purchaser has been merged with and into the Company (the "Merger"), and the Company has become a subsidiary of Parent; and

WHEREAS, Mr. Byerlotzer entering into this Agreement is a material inducement to Parent and the Purchaser to enter into the Merger Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, agreements, and promises set forth herein, and intending to be legally bound, the parties agree as follows:

1. Covenant Not to Compete; No Solicitation. In addition to any limitation on competition contained in any employment agreement that Mr. Byerlotzer may enter into with Parent, during that period of time (the "Term") beginning on the date hereof and ending on November 12, 2001, other than pursuant to an employment agreement with Parent, Mr. Byerlotzer shall not, in the Continental United States, directly or indirectly engage in the following businesses: (i) workover rig services, including completion of new wells, maintenance and recompletion of existing wells (including horizontal recompletions) and plugging and abandonment of wells at the end of their useful lives; (ii) liquid services, including vacuum truck services, frac tank rental and salt water injection; and/or (iii) production services, including well test analysis, pipe testing, slickline wireline services and fishing and rental tool services. Without limiting the generality of the foregoing, during the Term, Mr. Byerlotzer shall not interfere with the business or accounts of Parent and its subsidiaries and affiliates, including the making of any statements or comments of a defamatory or disparaging nature to third parties regarding Parent or its subsidiaries or affiliates or their respective officers, directors, personnel, products or services. Mr. Byerlotzer agrees that during the Term, he will not hire or solicit to hire, directly or indirectly, any employee of Parent or its subsidiaries or affiliates, or otherwise solicit, directly or indirectly, any employee of Parent or its subsidiaries or affiliates to leave the employ of Parent or its subsidiaries or affiliates.

2.  Consideration.  In exchange  for Mr.  Byerlotzer's  covenants  contained  in
Section 1 hereof, Parent shall pay, or cause to be paid to, Mr. Byerlotzer an annual amount of $100,000, payable in equal monthly installments (subject to proration for any partial period) on the last day of each month of the Term to an account designated in writing by Mr. Byerlotzer. The payor may make any tax withholding it deems to be necessary under applicable tax laws. Mr. Byerlotzer acknowledges that the consideration described in this Section 2 is adequate, fair and reasonable.

3. Reasonableness of Covenant Not to Compete; Irreparable Injury. Mr. Byerlotzer acknowledges that this Agreement is being entered into in connection with the consummation of the transactions contemplated by the Merger Agreement, that the agreements contained herein are of a special and unique character, which gives this Agreement a peculiar value to Parent, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a material breach or threatened breach by him of any of the provisions contained in this Agreement will cause Parent irreparable injury. Mr. Byerlotzer therefore agrees that Parent shall be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining Mr. Byerlotzer from any such violation or threatened violations.

4. Arbitration. Any dispute between the parties arising out of this Agreement, including but not limited to any dispute regarding any aspect of this Agreement, its formation, validity, interpretation, effect, performance or breach ("arbitrable dispute") shall be submitted to arbitration in the cities of Houston or San Antonio, Texas, before an experienced arbitrator who is either licensed to practice law in Texas, or is a retired judge. The parties agree to make a good faith effort to select a mutually agreeable arbitrator. However, if the parties are unable to reach agreement on an arbitrator, one will be selected pursuant to the commercial rules of the American Arbitration Association or any successor rules thereto. The arbitration shall be conducted in accordance with the commercial rules of the American Arbitration Association or any successor rules. The arbitrator in any arbitrable dispute shall not have authority to modify or change this Agreement in any respect except to the extent set forth in
Section 5.6 hereof. The prevailing party in any such arbitration shall be awarded its costs, expenses, and reasonable attorneys' fees incurred in connection with the arbitration in an aggregate amount not to exceed $25,000. Mr. Byerlotzer and Parent shall each be responsible for payment of one-half of the amount of any arbitrator's fee(s) payable prior to the existence of a prevailing party, such amounts to be repaid to the prevailing party pursuant to the previous sentence. The arbitrator's decision and/or award will be fully enforceable and subject to an entry of judgment by any court of competent jurisdiction.

5. Miscellaneous.

5.1 Successors and Assigns; Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

5.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflict of law rules thereof.

5.3 Waivers. The waiver by either party hereto of any right hereunder of any failure to perform or breach by the other party hereto shall not be deemed a waiver or any other right hereunder or of any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

5.4 Notices. All notices and communications that are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or sent by overnight carrier service (such as Federal Express) to the parties at the following addresses:

                      If to Parent, to:

                      Key Energy Group, Inc.
                      Two Tower Center, 20th Floor
                      East Brunswick, New Jersey  08816
                      Attention:    General Counsel

                      If to Mr. Byerlotzer, to:

                      James J. Byerlotzer
                      125 Grant
                      San Antonio, Texas 78209


or to such other address as may be specified in a written notice delivered personally or sent by overnight courier given by one party to the other party hereunder.

5.5 Severability. If for any reason any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature. If for any reason any term or provision containing a restriction set forth herein is held to cover an area or to be for a length of time which is unreasonable, or in any other way is construed to be too broad or to any extent invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable law.

5.6 Amendment. This Agreement may not be amended or modified except by an agreement in writing, signed by the parties hereto.

5.7 Entire Agreement. This Agreement, together with the Confidential Separation and Release Agreement (including the Pre-existing Indemnification Provisions as defined therein), the Employment Agreement of even date herewith between Mr. Byerlotzer and the Parent, and the Certificate executed and delivered by Mr. Byerlotzer in connection with the payment of his stock options constitute the entire agreement between the parties hereto, and supersedes all prior oral and/or written understandings and/or agreements between the parties hereto.

5.8 Descriptive Headings. The parties hereto agree that the headings contained herein are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

5.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original for all purposes but which, together, shall constitute one and the same instrument.




                            [SIGNATURE PAGE FOLLOWS]






IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.


KEY ENERGY GROUP, INC.


By:
Name:
Title:


JAMES J. BYERLOTZER